Issuer Free Writing Prospectus

Dated January 11, 2011

Filed Pursuant to Rule 433

Registration Statement No. 333-154734

(Proposed Holding Company for Anchor Bank) Investor Presentation Standard Conversion January 2011 Jerald L. Shaw - President & Chief Executive Officer Terri L. Degner - EVP, Treasurer & Chief Financial Officer Gregory H. Schultz - EVP & Chief Lending Officer

Forward-Looking Statements This presentation contains certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Anchor Bancorp (the "Company") has filed a registration statement (including a prospectus) (Registration No. 333-154734) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Keefe, Bruyette & Woods, Inc. toll free at (877) 298-6520. This presentation contains forward-looking statements. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including, but not limited to: o the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; o changes in general economic conditions, either nationally or in our market areas; o changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; o fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; o secondary market conditions for loans and our ability to sell loans in the secondary market; o results of examinations of us by the Federal Deposit Insurance Corporation ("FDIC"), Washington Department of Financial Institutions ("DFI") or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; o our compliance with the Order to Cease and Desist ("Order") we entered into with the FDIC and DFI or other regulatory enforcement actions; o legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; o our ability to attract and retain deposits; o further increases in premiums for deposit insurance; o our ability to control operating costs and expenses; o the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; o difficulties in reducing risks associated with the loans on our balance sheet;

Forward-Looking Statements o staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; o computer systems on which we depend could fail or experience a security breach; o our ability to retain key members of our senior management team; o costs and effects of litigation, including settlements and judgments; o our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and out ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; o increased competitive pressures among financial services companies; o changes in consumer spending, borrowing and savings habits; o the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; o our ability to pay dividends on our common stock; o adverse changes in the securities markets; o inability of key third-party providers to perform their obligations to us; o changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods including relating to fair value accounting and loan loss reserve requirements; and o other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this presentation. This list of important factors is not all inclusive. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the Company's prospectus dated November 12, 2010 on file with the SEC. Any of the forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this presentation or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this presentation might not occur and you should not put undue reliance on any forward-looking statements. The financial information presented in this presentation is sourced from the Prospectus and / or Anchor Bank. The data presented in this presentation relating to the peer companies is based on the calendar year, not Anchor Bank's fiscal year. Data for the peers is sourced from SNL Financial LC.

Transaction Overview Offering Information: Anchor Bancorp (NASDAQ: ANCB) Transaction Structure: Standard Conversion Price Per Share: $10.00 Individual Purchase Limitation: 5% of common stock sold: $1.275 Million (Minimum) to $1.725 Million (Maximum) Shares Offered: 2,550,000 (Minimum) to 3,450,000 (Maximum) Gross Proceeds: $25.5 Million (Minimum) to $34.5 Million (Maximum) Exchange / Proposed Symbol: Nasdaq Global Market / ANCB Book-Running Manager: Keefe, Bruyette & Woods, Inc. Expected Pricing: TBD

Pro Forma Offering Range (from the appraisal) Dollars in thousands, except per share data At or For the Year Ended June 30, 2010 Minimum Midpoint Maximum 15% Above of Range of Range of Range Maximum of Range Shares Sold in Offering 2,550,000 3,000,000 3,450,000 3,967,500 Sale Price Per Share $10.00 $10.00 $10.00 $10.00 Gross Proceeds $25,500 $30,000 $34,500 $39,675 Pro Forma Tangible Stockholder's Equity $67,588 $71,865 $76,142 $81,060 Pro Forma Stockholder's Tangible Equity Per Share $26.51 $23.96 $22.07 $20.43 Pro Forma Tangible Stockholder's Equity / Assets 11.90% 12.56% 13.21% 13.95% Price/Earnings 38.46x 41.67x 45.45x 50.00x Price/Tangible Book Value 37.72% 41.74% 45.31% 48.95%

Our Franchise o The majority of Anchor Bank deposits are located in Grays Harbor County, WA. o Anchor Bank has strategically expanded its footprint into higher growth and more populated counties such as Thurston and Pierce. o Thurston County is the home of the state capital, Olympia, and has strong long-term demographic trends in household income levels and population growth. o Pierce County is the second most populous county in Washington State and is a very attractive high growth market just south of Seattle. o Thurston and Pierce counties are part of the attractive I-5 corridor and provide good long-term strategic opportunities for Anchor Bank to leverage further.

Experienced Management Team Jerald L. Shaw President & Chief Executive Officer o Has served as President and Chief Executive Officer of Anchor Bank since July 2006 and in those same capacities for Anchor Bancorp since its formation in September 2008. Previously, he served as Chief Operating Officer from 2004 to 2006 and as Chief Financial Officer from 1998 to 2002. Mr. Shaw has performed or directly supervised almost every position since joining the Bank in 1976. Mr. Shaw also serves on the on the Board of Directors of Anchor Bank. Terri L. Degner Executive Vice President, Chief Financial Officer & Treasurer o Has served as Executive Vice President, Chief Financial Officer and Treasurer of Anchor Bank since July 2004 and those same capacities for Anchor Bancorp since its formation in September 2008. Prior to that, Ms. Degner served Anchor Bank in a variety of capacities since 1990, including Senior Vice President and Controller from 1994 to 2004. Ms. Degner also serves on the Board of Directors of Anchor Bank.

Experienced Management Team Gregory H. Schultz Executive Vice President & Chief Lending Officer o Has served as Executive Vice President and Chief Lending Officer since February 2008. Mr. Schultz brings thirty-three years of lending experience to Anchor Bank. Prior to joining Anchor Bank, he was Senior Vice President and Senior Commercial Lender for Silver State Bank from May 2007 through January 2008 and was previously employed by Valley Bank Nevada and its successor Community Bank of Nevada for ten years, most recently as Executive Vice President and Chief Lending Officer. Brett A. Nielsen Senior Vice President & Retail Division Manager o Has served as Senior Vice President and Retail Division Manager since July 2006. Prior to that, he served as Vice President and Loan Sales Manager from 2005 to 2006 and as Assistant Vice President and Branch Manager in 2005. Prior to joining Anchor Bank, Mr. Nielsen was employed by Washington Mutual Bank from 1992 to 2005 in a variety of positions, including as a branch manager and residential lender.

Operating Strategy o We have taken and are continuing to take a number of actions aimed at preserving existing capital, reducing our lending concentrations and associated capital requirements, and increasing liquidity. Some tactical actions include: - Focusing on reducing the amount of non-performing assets - Adjusting our balance sheet by reducing loans - Selling and securitizing loans, investment securities, and real estate owned - Reducing brokered deposits - Reducing personnel and controllable operating costs o We will continue to focus on the following areas: - Managing our problem assets - Increasing our higher-yielding assets (i.e. commercial business loans) - Increasing our core deposits - Reducing expenses - Retaining experienced employees with a commercial lending focus o Our goal is to continue to enhance our franchise value and earnings through controlled growth in our banking operations

Offering Rationale o The primary reasons for our conversion are the following: - Increase our capital to support existing franchise and future controlled growth - Provide greater operating flexibility and allow us to better compete with other financial institutions - Complying with the capital and liquidity requirements of the Order o The conversion and the capital raised in the offering are expected to: - Give us the financial strength to comply with the Order - Better enable us to service our customers in our market area - Support our emphasis on commercial business and continued one- to four-family residential lending and the development of new products and services - Structure our business in a form that will enable us to access the capital markets

A Turnaround Story, Well Underway We have aggressively addressed both operational and financial weaknesses o Retained Qualified Personnel o Strengthened Loan Personnel and Procedures o Deleveraged Balance Sheet to Enhance Capital Position o Reduced Reliance on Wholesale Funding o Identified Cost Savings Opportunities

Results Point to a Successful Turnaround Continuing Since June 30, 2009, our progress illustrates the turnaround coming to fruition At or for the At or for the Year Ended 3 Months Ended Increase Percentage Dollars in thousands 6/30/2009 9/30/2010 (Decrease) Change Balance Sheet: Assets $ 652,435 $ 522,181 $ (130,254) (20.0%) Loans receivables, net 474,957 371,619 (103,338) (21.8%) Deposits 471,713 359,510 (112,203) (23.8%) Capital: Tier 1 leverage 6.2% 7.8% 1.6% 25.8% Tier 1 risk-based 8.9% 10.7% 1.8% 20.2% Total risk-based 10.1% 12.0% 1.9% 18.8% Asset Quality: Loans 90+ days past due $ 18,304 $ 113 $ (18,191) (99.4%) Nonaccrual loans 42,345 8,811 (33,534) (79.2%) Restructured loans 2,670 12,873 10,203 382.1% REO 2,990 17,695 14,705 491.8% NPAs + 90 days past due 66,309 39,492 (26,817) (40.4%) Allowance for loan losses 24,463 10,997 (13,466) (55.0%) Non-accrual + 90 days past due / Total Loans 12.1% 2.3% (9.8%) (81.0%) NPAs / Assets 9.8% 5.1% (4.7%) (48.0%) Allowance for loan losses / Total Loans 4.9% 2.9% (2.0%) (40.8%) Allowance for loan losses / NPLs 40.3% 123.2% 82.9% 205.7% Net charge-offs / Total Loans 0.6% 1.8% 1.2% 200.0% Cost Savings: Efficiency ratio (1) 113.2% 91.2% (22.0%) (19.4%) Margin: Net interest margin 2.58% 3.66% 1.08% 41.9% (1) Noninterest expense divided by net interest income plus noninterest income.

Deleveraging Our Balance Sheet: A Strategic Move o Since June 30, 2009, we have strategically delevered the balance sheet - Reducing assets has helped us build a stronger capital position

Deleveraging Our Balance Sheet: A Strategic Move o Our focus is to manage our current loan portfolio and reduce our construction loans and other high risk real estate exposure o We will continue to make it a priority to reduce our reliance on brokered deposits and other wholesale funding Total Loans, Net: Total Deposits:

Historical Deposit Composition Deposit Composition % Of % Of ($000) 6/30/2008 Total 9/30/2010 Total Noninterest-bearing demand deposits $ 30,071 7.7% $ 29,872 8.3 % Interest-bearing demand deposits 17,123 4.4 21,047 5.9 Money market accounts 58,732 15.1 74,624 20.8 Savings deposits 30,765 7.9 30,711 8.5 Certificates of deposit Retail certificates 218,339 56.0 186,517 51.9 Brokered certificates 34,919 8.9 16,739 4.7 Total Deposits $ 389,949 100.0% $ 359,510 100.0%

Deleveraging Our Balance Sheet - Improved Capital Position Tier 1 Risk Based Ratio: Risk Based Capital Ratio: Leverage Ratio: Pro forma metrics are based on June 30, 2010 financials.

Improved Capital Position o Following the offering, we will be well capitalized with a Tier 1 Leverage ratio of 10.88%, which exceeds the Order and well-capitalized thresholds of 10% and 5%, respectively o Similarly, our pro forma Tier 1 Risk-based Capital ratio and Total Risk-based ratio will be 15.49% and 16.73%, respectively, which both exceed the well-capitalized threshold of 6.00% and 10.00%, respectively Data as of June 30, 2010. Above pro forma metrics are at the minimum point of the offering range based on the appraisal.

Our Performance Efficiency Ratio (Cost Control): Net Interest Margin: Noninterest Income / Average Assets:

Historical Loan Composition Loan Composition % Of % Of ($000) 6/30/2008 Total 9/30/2010 Total Construction $ 103,924 20.8% $ 23,478 6.1 % Land 6,957 1.4 7,480 2.0 One- to four-family residential 114,695 23.0 110,892 28.9 Multi-family residential 59,114 11.8 44,482 11.6 Commercial real estate 117,439 23.5 115,887 30.2 Commercial business 18,507 3.7 19,993 5.2 Consumer 78,631 15.8 61,247 16.0 Total Loans $ 499,267 100.0% $ 383,459 100.0%

Historical Construction and CRE Loan Composition Construction Composition % Of ($000) 9/30/2010 Total One-to four- family residential: Speculative $ 6,836 22.1 % Permanent - 0.0 Custom 4,832 15.6 Land acquisition / development loans 4,708 15.2 Multi-family residential - 0.0 Commercial real estate: Commercial 7,102 22.9 Land loans: Consumer lot $ 7,480 24.2 Total construction and land loans $ 30,958 100.0 % Construction and land loans as a percentage of total loan portfolio 8.1 % CRE Composition % Of ($000) 9/30/2010 Total Multi-family $ 44,482 27.7 % Office 22,893 14.3 Non residential 49,336 30.8 Mini storage 13,340 8.3 Warehouse 13,201 8.2 Mobile home park 4,452 2.8 Assisted living 11,596 7.2 Shopping center 1,069 0.7 Total CRE $ 160,369 100.0 % Commercial real estate as a percentage of total loan portfolio 41.8%

Attacking Asset Quality o We have made the management of our non-performing assets a priority o We will leave no stone unturned as we continue to work through these assets Troubled Asset Breakdown: NPAs appear to have peaked in the quarter ended March 31, 2009 o Asset Quality Management o Highly qualified loan personnel o Modifications o Appropriate provisioning o Timely appraisals o 3rd Party Loan Reviews

Asset Quality o We consider the allowance for loan losses at September 30, 2010 to be adequate to cover probable losses inherent in our loan portfolio Loan Loss Reserves / Net Loans: Net Charge-Offs:(1) (1) Net charge-Offs are not annualized.

Why Invest in Anchor Bancorp o Attractive valuation o Commitment to cost control o Strong margin relative to peers o Experienced management team o Pro forma, strong capital position o Asset quality trends are moving in a positive direction o Long-term demographics of Pacific Northwest are favorable

Appendix

Appraisal Peer Group(1) General Information: Profitability: Capital and Balance Sheet: Asset Quality: Valuation: TARP Total NCO / Price / Core Core Eff. TCE / Capital Loans / LLR / NPAs / Avg. Price / Tang. Assets ROA (2) ROE (2) NIM Ratio TA Ratio Deposits Loans Assets Loans Book Book Participant/ Amount Institution Ticker ($mm) (%) (%) (%) (%) (%) (%) (%) (%) (%) (%) (X) (X) Status ($000) Anchor Mutual Savings Bank 523 (0.49) (5.89) 3.87 91.58 11.90 16.73 105.17 1.91 7.13 2.28 0.38 0.38 No NA Peer Group: HMN Financial, Inc. HMNF 907 (3.92) (42.35) 3.29 68.34 6.17 11.84 107.40 4.55 8.99 2.35 0.23 0.23 Yes 26,000 First PacTrust Bancorp, Inc. FPTB 863 1.42 12.61 4.04 42.33 9.24 14.15 103.19 2.49 5.63 0.51 0.69 0.69 Redeeemed 19,300 Riverview Bancorp, Inc. RVSB 859 0.53 4.73 4.50 69.00 9.59 14.07* 97.40 2.72 7.46 1.25 0.57 0.20 No NA PVF Capital Corp. PVFC 837 (0.29) (2.99) 2.62 63.50 9.83 12.92 96.05 5.27 10.07 1.08 0.56 0.56 No NA Timberland Bancorp, Inc. TSBK 743 (0.01) (0.06) 3.77 75.57 8.61 16.26 93.09 2.09 6.57 1.21 0.35 0.39 Yes 16,641 First Clover Leaf Financial Corp. FCLF 579 0.68 5.00 3.15 53.67 11.60 15.72* 90.91 1.37 2.52 1.27 0.67 0.80 No NA Community Financial Corporation CFFC 539 (0.38) (4.24) 3.90 64.11 6.85 11.43 129.24 1.67 4.60 2.45 0.38 0.38 Yes 12,643 Broadway Financial Corporation BYFC 509 (0.12) (1.89) 3.88 63.27 3.30 12.60* 121.98 4.09 12.08 1.51 0.24 0.24 Yes 15,000 First Community Bank Corporation of America FCFL 506 (5.75) (77.53) 2.82 82.08 2.35 9.49 84.79 3.89 11.07 1.86 0.57 0.57 Yes 10,685 WSB Holdings, Inc. WSB 386 (0.18) (1.36) 3.42 89.81 13.37 20.12 95.01 4.24 11.40 (0.10) 0.35 0.35 No NA Average: 673 (0.80) (10.81) 3.54 67.17 8.09 13.74 101.91 3.24 8.04 1.34 0.46 0.44 Median: 661 (0.15) (1.63) 3.60 66.23 8.93 12.92 96.73 3.31 8.23 1.26 0.47 0.38 Financial data as of September 30, 2010. Market data as of December 30, 2010. Note: Anchor's capital metrics and pricing are pro forma at the minimum point in the offering range. (1)Peer group companies selected by independent appraisal firm. (2)Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities. *Data at bank level.

Thank You

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